Exhibit 11

                         OIL-DRI CORPORATION OF AMERICA
                       COMPUTATION OF NET INCOME PER SHARE
                   (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)


                                                            YEAR ENDED JULY 31
                                                            ------------------
                                            2000        1999       1998       1997        1996
                                            ----        ----       ----       ----        ----
Net income available to stockholders       $2,227      $7,176     $4,723     $6,793      $3,374
   (numerator)                             ======      ======     ======     ======      ======

Shares Calculation
   (denominator)

Average shares outstanding -
   basic                                    5,647       5,827      6,125      6,596       6,806

Effect of Dilutive Securities:

Potential Common Stock relating
   to stock options                            30         169         40          3           1
                                           ------      ------     ------     ------      ------

Average shares outstanding -
   assuming dilution                        5,677       5,996      6,165      6,599       6,807
                                           ======      ======     ======     ======      ======

Net Income Per Share:
   Basic                                   $ 0.39      $ 1.23     $ 0.77     $ 1.03      $ 0.50
                                           ======      ======     ======     ======      ======

   Dilutive                                $ 0.39      $ 1.20     $ 0.77     $ 1.03      $ 0.50
                                           ======      ======     ======     ======      ======